Exhibit 10.8

                                                    DWS Defense Systems, Inc.(1)
                                                        100 Marcus Boulevard
                                                         Hauppauge, NY 11788
                                                         Phone: 631-342-7573
                                                           Fax: 631-342-7573


November 10, 2003

Dear Mr. Schanz:

I am pleased to make the following offer to you in consideration for your accepting the position as Chairman of the Advisory Board of DWS Defense Systems (the "Company"), a wholly owned subsidiary of DataWorld Solutions, Inc. (the "Parent"). You will devote such time and attention to your duties, as an independent contractor, as you deem appropriate and by signing this agreement, you and the Parent agree to fulfill the terms and conditions described in this letter.

Stock Options

You are being awarded 300,000 options (the "Options"), which will be exercisable immediately, in whole or part, and expire five years from the date hereof, to purchase shares of Parent common stock as follows:

         50,000 shares at an exercise price of $0.75 per share
        100,000 shares at an exercise price of $1.00 per share
         50,000 shares at an exercise price of $1.50 per share
         50,000 shares at an exercise price of $2.00 per share 50,000 shares at an exercise price of $2.50 per share


Your participation will be a critical component in the success of DWS Defense Systems. I look forward to working with you on a long and prosperous business relationship.

Cordially,
DWS DEFENSE SYSTEMS, INC.



---------------------------
Daniel McPhee

I hereby agree to serve as
Chairman of The DWS Defense
Systems, Inc, Advisory
Board, effective as of today
in consideration of the terms and
conditions described in this letter.

Dated January 30, 2004



-------------------------
Robert T. Schanz